SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934 (Amendment No.                    )

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OLD WESTBURY FUNDS, INC.
(Name of Registrant As Specified In Its Charter)

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OLD WESTBURY FUNDS, INC.

INFORMATION STATEMENT DATED JANUARY 16, 2014

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY

This document is an Information Statement and is being furnished to shareholders of the Old Westbury Strategic Opportunities Fund (formerly known as the Old Westbury Global Opportunities Fund) (the “Fund”), in lieu of a proxy statement pursuant to the terms of an exemptive order (the “SEC Order”) issued by the Securities and Exchange Commission (the “SEC”). The Fund is a separate series of Old Westbury Funds, Inc. (the “Corporation”).

Bessemer Investment Management LLC (the “Adviser”) serves as investment manager of the Fund pursuant to an investment advisory agreement with the Corporation, on behalf of the Fund (the “Investment Advisory Agreement”), and may allocate certain assets of the Fund to sub-advisers. This Information Statement is being furnished to the shareholders of the Fund to provide shareholders with information about a new investment sub-advisory agreement with Muzinich & Co., Inc. (“Muzinich”) (the “Sub-Advisory Agreement”), a new sub-adviser for the Fund.

Under the SEC Order, the Adviser may, subject to the approval of the Board of Directors (the “Board” or the “Directors”) of the Corporation, enter into or materially amend sub-advisory agreements without the approval of the Fund’s shareholders, provided that an Information Statement is sent to shareholders of the Fund. The SEC Order also permits the Fund to disclose, in lieu of the fees paid to each sub-adviser that is unaffiliated with the Adviser or the Corporation, the aggregate fees paid to the Adviser and each such sub-adviser. The Board reviews the sub-advisory agreements annually.

This Information Statement will be mailed on or about January 22, 2014, to shareholders of record of the Fund as of January 10, 2014 (the “Record Date”). The Fund will bear the expenses incurred in connection with preparing this Information Statement. One Information Statement will be delivered to shareholders sharing the same address unless the Fund has received contrary instructions from one or more such shareholders. If you wish to receive individual copies of this Information Statement (or you have received multiple copies and wish to receive only a single copy of any information statements and annual and semi-annual reports in the future), please call 1-800-607-2200; if your shares are held through a financial institution, please contact the financial institution directly. As of the Record Date, 702,793,089.895 shares of the Fund were issued and outstanding. Information on shareholders who owned beneficially 5% or more of the shares of the Fund as of the Record Date is set forth in Appendix A. To the knowledge of the Adviser, the executive officers and Directors of the Corporation as a group owned less than 1% of the outstanding shares of the Fund and of the Corporation as of the Record Date.

Board Evaluation and Approval of the Sub-Advisory Agreement

At a meeting of the Board held on October 22-23, 2013, the Board, including the Directors who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended) of any party to the Sub-Advisory Agreement (the “Independent Directors”), unanimously approved the Sub-Advisory Agreement. The following summary details the factors considered by the Board and the conclusions that formed the basis for the Board’s approval of the Sub-Advisory Agreement. The Board noted that, as a key threshold matter, the fees payable to Muzinich under the Sub-Advisory Agreement would be paid by the Adviser from the advisory fees that it receives from the Fund. The Board noted that it had previously approved an advisory fee change for the Fund due, in part, to the attendant complexity, costs and benefits resulting from the engagement of sub-advisers for the Fund.

In approving the Sub-Advisory Agreement with Muzinich, the Board considered the overall fairness of the Sub-Advisory Agreement and whether the Sub-Advisory Agreement was in the best interests of the Fund. The Board noted that it had received and reviewed information from the Adviser with respect to Muzinich at a special meeting held on September 18, 2013 and at the October 22-23, 2013 meeting. The Board also noted that it had received and reviewed substantial information regarding Muzinich, and the services to be provided by Muzinich to the Fund under the Sub-Advisory Agreement. This information, which included a detailed due diligence questionnaire from Muzinich, as well as information concerning its organization, compliance program and financial condition, formed, in part, the primary (but not exclusive) basis for the Board’s determinations. The Board also noted that the Independent Directors had met in executive session with their counsel and counsel to the Fund, as well as with the Adviser to discuss the Adviser’s recommendation regarding Muzinich’s appointment. During the executive session, the Independent Directors reviewed their legal responsibilities in approving the Sub-Advisory Agreement and discussed materials and other information provided to them. The Board concluded that they had received adequate information to make a reasonable determination with respect to the approval of the Sub-Advisory Agreement.

The Board’s conclusions are based on the comprehensive consideration of all information presented to it and are not the result of any single controlling factor.

The following summary details the factors considered by the Board and the conclusions that formed the basis for the Board’s approval of the Sub-Advisory Agreement.

(1) The nature, extent and quality of services to be provided by Muzinich.

The Board considered the scope and quality of services to be provided by Muzinich, including the fact that Muzinich pays the costs of all investment and management facilities necessary for the efficient conduct of its services. The Board also considered, among other things, the qualifications and experience of the individual

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portfolio managers responsible for managing Muzinich’s portion of the Fund, as well as the compliance, operational and trading capabilities of Muzinich.

Based on these considerations, as well as those discussed below, the Board concluded that the nature, extent and quality of services to be provided by Muzinich were satisfactory.

(2) The performance of Muzinich.

The Board considered the performance data provided by Muzinich with respect to other accounts and determined that Muzinich had demonstrated an ability to appropriately manage assets in the style expected to be used by Muzinich in connection with the Fund.

(3) The cost of the advisory services and comparative fee rates.

As previously discussed, the Board noted that Muzinich’s fee would be paid entirely by the Adviser. The Directors reviewed the level of the proposed fee against a number of different benchmarks and comparisons.

Based on these considerations, as well as other factors described herein, the Board, including all of the Independent Directors, concluded that Muzinich’s sub-advisory fee was fair and reasonable in light of the quality of services to be provided by Muzinich.

(4) The extent to which economies of scale will be realized as the Fund grows and whether fee levels reflect those economies of scale.

The Board discussed whether any economies of scale would be realized with respect to the management of the Fund and whether the Fund would benefit from any such economies of scale. The Board noted that the Adviser would bear Muzinich’s sub-advisory fee. The Board concluded that, as the mandate was new, no effective economies of scale were present at this time. The Directors undertook to continue to monitor the appropriateness of the sub-advisory fee, taking into account the potential impact of economies of scale, as the mandate grew.

(5) Ancillary benefits and other factors.

In addition to the above factors, the Board also discussed whether there were other benefits received by the Adviser, Muzinich, or their affiliates, from Muzinich’s relationship with the Fund. The Board concluded that any such fall-out benefits (such as soft dollar-credits) resulting from the proposed engagement of Muzinich were such that it did not affect the Board’s conclusion that the proposed sub-advisory fee was reasonable.

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Conclusion

The Board, including all of the Independent Directors, concluded that the fee to be paid to Muzinich under the Sub-Advisory Agreement was fair and reasonable with respect to the services that Muzinich would provide, in light of the factors described above that the Board deemed relevant. The Board based its decision on an evaluation of all these factors as a whole and did not consider any one factor as all-important or controlling. The Independent Directors were also assisted by the advice of Counsel to the Independent Directors, as well as Counsel to the Corporation, in making this determination.

None of the members of the Board have any material interest, direct or indirect, in any material transactions with Muzinich or any other person(s) controlling, controlled by or under common control with Muzinich.

Information Regarding the Sub-Advisory Agreement with Muzinich

Under the terms of the Sub-Advisory Agreement, Muzinich will, subject to the supervision of the Adviser and the Board and in accordance with the investment objective and policies of the Fund and applicable laws and regulations, make investment decisions with respect to the purchases and sales of portfolio securities and other assets for a designated portion of the Fund’s assets. The Sub-Advisory Agreement generally provides that Muzinich will not be liable for any losses suffered by the Fund resulting from any error of judgment or mistake of law made in connection with selecting investments for the portion of Fund it manages, except for losses resulting from (i) a breach of fiduciary duty, willful misfeasance, bad faith, negligence or reckless disregard of obligations and duties of Muzinich or any of its respective officers, directors, members, employees, agents or affiliates or (ii) any violations of securities or any other applicable laws, rules, regulations, statues and codes, whether federal or state, by Muzinich or any of its officers, directors, members, employees, agents, or affiliates.

The Sub-Advisory Agreement provides that it will remain in effect for an initial two-year term and thereafter so long as the Board or a majority of the outstanding voting securities of the Fund, and in either event by a vote of a majority of the Independent Directors, specifically approves its continuance at least annually. The Sub-Advisory Agreement can be terminated at any time, without the payment of any penalty, by the Board, the Adviser, Muzinich, or by a vote of a majority of the outstanding voting securities of the Fund, on sixty days’ written notice to the non-terminating party or parties. In addition, the Sub-Advisory Agreement terminates automatically in the event of its assignment.

The fees for Muzinich are based on the assets that it is responsible for managing. As indicated above, under the Sub-Advisory Agreement, the sub-advisory fee is paid by the Adviser out of the advisory fee it receives from the Fund and is not an additional charge to the Fund. The fees Muzinich receives are included in the Adviser’s advisory fees set forth below.

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Advisory Fees

The fees paid to Muzinich are paid by the Adviser from the advisory fees it receives from the Fund as set forth below. For its services under the Investment Advisory Agreement with the Corporation, the Adviser receives an advisory fee from the Fund, computed daily and payable monthly, in accordance with the following schedule:

	First $1.25 billion of average net assets	Next $1.25 billion to $2.5 billion of average net assets	Average net assets exceeding $2.5 billion

Strategic Opportunities Fund	1.10%	1.05%	1.00%

The Adviser has contractually committed through October 31, 2014, to waive its advisory fees to the extent necessary to maintain the net operating expense ratio of the Fund, excluding Fund transaction costs, investment interest expense, dividend expenses associated with securities sold short and acquired fund fees and expenses (if any), at 1.20%. This commitment may be changed or terminated at any time with the approval of the Board. It is anticipated that the Adviser will extend its commitment through October 31, 2015.

For the fiscal year ended October 31, 2013, the Adviser received $70,788,059 in net advisory fees from the Fund, representing 1.03% of the Fund’s average daily net assets. If Muzinich had served as a sub-adviser to the Fund for the fiscal year ended October 31, 2013, the aggregate sub-advisory fees paid by the Adviser to all of the Fund’s sub-advisers would have been $11,659,979 or 0.17% of the Fund’s average daily net assets. As of such period, the Fund had three other sub-advisers.

Information Regarding Muzinich

As one of the sub-advisers to the Fund, Muzinich will seek to achieve the Fund’s investment objective of long-term capital appreciation in its allocated portion of the Fund by investing in global credit sectors. Muzinich’s investment decisions are rooted in bottom-up fundamental credit research and will actively allocate among high yield, investment grade and bank loans across U.S., European and Emerging Markets.

Muzinich, located at 450 Park Avenue, New York, New York 10022, was founded in 1988 and is a registered investment adviser with the SEC. Muzinich provides investment advice and management to publicly offered and privately placed investment funds and separately managed accounts. As of December 31, 2013, assets under management totaled approximately $26.8 billion. Muzinich is owned by George Muzinich and Justin Muzinich, as well as Muzinich family trusts. The directors and principal executive officers of Muzinich include George Muzinich – Chairman & Chief Executive Officer,

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Justin Muzinich – President & Director, Mark Clark – Chief Financial Officer & Director, Cheryl Rivkin – Chief Administrative Officer, Thomas Pastore – Chief Operating Officer, David Goldenberg – General Counsel & Chief Compliance Officer, and Michael Ludwig – Director.

The following individuals are responsible for managing Muzinich’s portion of the Fund:

Mr. Michael McEachern is a portfolio manager of Muzinich’s portion of the Fund. He joined Muzinich in 2012. Prior to that, he served as the President and Head of the High Yield Division at Seix Advisors, Inc. from 1997 to 2011. Mr. McEachern holds a B.A. in Management Science from the University of California, San Diego, and a M.B.A. from Rice University. He also holds the Chartered Financial Analyst designation.

Mr. Warren Hyland is a portfolio manager of Muzinich’s portion of the Fund. He joined Muzinich in 2013. Prior to that, he served as a Senior Portfolio Manager for Global Emerging Markets at Schroders. Mr. Hyland has a BSc in Mathematics for Business from the Middlesex University London and a MSc in Shipping Trade and Finance from the CASS Business School. He holds the Chartered Financial Analyst designation.

Mr. Thomas Samson is a portfolio manager of Muzinich’s portion of the Fund. He joined Muzinich in 2004. Prior to that, he was an investment analyst at Trafalgar Asset Managers. Mr. Samson has a MBA from the London Business School, a MSc in Corporate Finance from the Institut d’Etudes Politiques de Paris, France and holds the Chartered Financial Analyst designation.

Other Investment Companies Advised or Sub-Advised by Muzinich. Muzinich currently acts as adviser or sub-adviser to the below registered investment companies or series thereof having investment objectives, strategies and policies generally consistent with Muzinich’s primary focus in managing the portion of the Fund for which it is responsible. The table below also states the approximate size of each such fund as of December 31, 2013, the current advisory or sub-advisory fee rate for each fund as a percentage of average daily net assets and any applicable fee waivers or expense reimbursements.

Fund	Net Assets as of 12/31/2013	Advisory or Sub-Advisory Fee Rate	Applicable Fee Waiver or Expense Reimbursement
Muzinich Credit Opportunities Fund	$10,819,248	0.60%	[1] See Note

1 Muzinich has contractually agreed to reduce fees and reimburse expenses (excluding taxes, leverage interest, portfolio transaction expenses, acquired fund fees and expenses, and extraordinary expenses) to limit total annual fund operating expenses for Class A Shares, Institutional Shares and Supra Institutional Shares to 1.05%, 0.80% and 0.60%, respectively, of the Credit Opportunities Fund’s average daily net assets through September 30, 2014.

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Brokerage Commissions

For the fiscal year ended October 31, 2013, the Fund did not pay brokerage commissions to any affiliated broker.

General Information

The Adviser is located at 630 Fifth Avenue, New York, New York 10111. BNY Mellon Investment Servicing (US) Inc., the Corporation’s administrator, is located at 760 Moore Road, King of Prussia, PA 19408 and Foreside Funds Distributors LLC, the Fund’s distributor, is located at 400 Berwyn Park, 899 Cassatt Road, Berwyn, PA 19312.

YOU MAY OBTAIN A COPY OF THE CORPORATION’S MOST RECENT ANNUAL AND SEMI-ANNUAL REPORTS FREE OF CHARGE BY CALLING 1-800-607-2200.

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APPENDIX A

As of the Record Date, NAIDOT & Co., acting in various capacities for numerous accounts, was the owner of record of 5% or more of the Fund’s outstanding shares:

NAIDOT & Co. c/o Bessemer Trust Company 100 Woodbridge Center Drive Woodbridge, NJ 07095-1162	99.17%
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